Exhibit 23.3

April 10, 2014

ChinaCache International Holdings Ltd.

Section A, Building 3

Dian Tong Creative Square

No. 7 Jiuxianqiao North Road

Chaoyang District

Beijing, 100015

People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm name and the summary of our opinion in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on April 10, 2014 (the “Registration Statement”)  under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in relation to the proposed sale from time to time by the selling shareholders as set out in the Registration Statement of up to 53,855,568 of the ordinary shares of ChinaCache International Holdings Ltd. (the “Company”), par value US$0.0001 per share, represented by 3,365,973 American depositary shares of the Company.  We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices